Exhibit 4.5

CONVERTIBLE NOTE

THE NOTE REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON CONVERSION OF THE NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS.

PENGAI AESTHETIC MEDICAL GROUP

CONVERTIBLE NOTE

US$8,700,948	December 8, 2016

FOR VALUE RECEIVED, the undersigned, Pengai Aesthetic Medical Group, a company incorporated and existing under the laws of the Cayman Islands (the “Company”), hereby promises to pay, subject to the terms and conditions of this Convertible Note (this “Note”), to the order of Peak Asia Investment Holdings V Limited (together with any permitted transferees, the “Holder”), the principal amount of Eight Million, Seven Hundred Thousand, Nine Hundred and Forty-Eight (US$8,700,948) (the “Principal Amount”).

This Note is issued pursuant to, and in accordance with, the Convertible Note Purchase Agreement, dated November 9, 2016, by and between the Company and the Holder (as amended, supplemented or modified from time to time, the “Convertible Note Purchase Agreement”). The Holder is entitled to the benefits of this Note and, subject to the terms and conditions set forth herein and therein, may enforce the agreements contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. All capitalized terms not otherwise defined in this Note shall have the meanings attributed to such terms in the Convertible Note Purchase Agreement.

SECTION 1
INTEREST

1.1                               Interest. From the Original Issuance Date until the date on which this Note has been converted or the applicable redemption price is paid in full pursuant to the terms of this Note, Interest shall accrue on this Note at a simple interest rate of 8% per annum (the “Interest Rate”) on the outstanding principal of this Note (the “Interest”), due and payable by the Company in cash in arrears on each semi-annual anniversary of the Original Issuance Date (each date on which the Interest becomes due and payable, an “Interest Payment Date”).

1.2                               Default Interest. Any amount which is not paid when due under this Note shall bear interest (both before and after judgment and payable on demand) from the second day following the due date until the date on which such amount is unconditionally and irrevocably paid and discharged in full at an interest rate of 18% per annum, compounded daily (the “Default Interest”).

1.3                               Catch-up Amount. With respect to any redemption of the Note by the Company pursuant to Sections 3.1, 3.2(b), 3.3 or 6.3, to the extent this Note has not been converted in full pursuant to Section 4 on or prior to the Maturity Redemption Date, redemption date set forth in the Pre-Maturity Redemption Notice, Exit Event Payment Date or the date the Default Amount is paid, as applicable (the “Catch-up Payment Date”), the Company shall pay to the Holder the applicable Redemption Price on the Catch-up Payment Date, plus such additional amount (the “Catch-up Amount”) as will result in the Holder achieving an IRR in respect of the Note as of the Catch-up Payment Date equal to 15% per year, compounded annually and calculated from the Original Issue Date. For purposes of this Section 1.3, “IRR” means the internal rate of return achieved by the Holder with respect to the Holder’s purchase and holding of the Note, the calculation of which internal rate of return shall take into account (i) the amount and timing of the purchase of the Note and (ii) the amount and timing of any distributions and payments (including, without limitation, the amount and timing of all Interest paid by the Company pursuant to Section 1 and the Redemption Price payable by the Company on the Catch-up Payment Date) by the Company attributable to the Note.

1.4                               Calculation and Payment of Interest. The Interest and the Default Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The Company shall pay to the Holder such amounts in accordance with Section 2 below.

SECTION 2
PAYMENT

2.1                               Currency. All payments by the Company hereunder shall be made in United States Dollars in immediately available funds.

2.2                               Tax. All payments whatsoever under this Note will be made by the Company free and clear of, and without liability for withholding or deduction for or on account of, any present or future taxes, duties or charges of whatever nature (“Taxes”) imposed or levied by or on behalf of any applicable jurisdiction, unless the withholding or deduction of such Tax is required by law. If any deduction or withholding for any Tax shall at any time be required in respect of any amounts to be paid by the Company under this Note, the Company will pay to the relevant taxing jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon, and to the extent that such withholding or deduction does not constitute income tax assessed against the Holder (no matter in the form of direct taxation, withholding or whatsoever), the Company shall pay to the Holder such additional amounts as may be necessary in order that the net amounts paid to the Holder pursuant to the terms of this Note, after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to the Holder under the terms of this Note before the assessment of such Tax.

2.3                               Timing. All payments by the Company shall be made, not later than 5 p.m. (Hong Kong time) on the due date, by remittance to such bank account as the Holder may notify the Company not less than 10 days in advance from time to time.

2.4                               Holidays. If any payment pursuant to this Note shall be due on a day that is not a Business Day, such payment shall be made without default on the next succeeding day which is a Business Day, and any interest-bearing portions of the payment shall not accrue interest during such extension.

SECTION 3
REDEMPTION

3.1                               Redemption on Maturity.

(a)                                 Unless previously redeemed, converted or canceled as provided herein, at any time on or after the Maturity Date, (i) the Holder may elect to require the Company to redeem this Note in whole (but not in part), at a price equal to the sum of the Redemption Price and the Catch-up Amount (the “Maturity Redemption Amount”), and (ii) the Company shall have the right to redeem the Note in whole (but not in part) by paying the Holder an amount equal to the Maturity Redemption Amount. The Holder or the Company, as the case may be, may exercise the redemption right under this Section 3.1(a) by giving notice in writing (such notice to be in the form of Exhibit 1 attached hereto (the “Maturity Redemption Notice”) to the other party indicating its intention to exercise the redemption right hereunder at least 10 days prior to the redemption date set forth in the Maturity Redemption Notice (the “Maturity Redemption Date”). The Company shall pay the Holder the Maturity Redemption Amount on the Maturity Redemption Date.

(b)                                 On or before the Maturity Redemption Date, the Holder shall surrender the Note to the Company at the principal corporate office of the Company and, thereupon, the Maturity Redemption Amount shall be payable to the order of the Holder, and the Note shall be canceled and retired.

(c)                                  If the Maturity Redemption Notice shall have been duly given in accordance with this Section 3.1, and if on the Maturity Redemption Date the Company tenders payment of the Maturity Redemption Amount to the Holder, then notwithstanding that this Note shall not have been surrendered, interest with respect to this Note shall cease to accrue after such Maturity Redemption Date and all rights with respect to this Note shall forthwith terminate after the Maturity Redemption Date.

3.2                               Redemption before Maturity.

(a)                                 Before the first anniversary of the Original Issuance Date, upon the prior written consent of the Holder, the Company may redeem the Note in whole (but not in part) at a price equal to the Early Redemption Price. The Company may exercise the early redemption right under this Section 3.2(a) by giving notice in writing (such notice to be in the form of Exhibit 2 attached hereto) (the “Early Redemption Notice”) to the Holder.

(b)                                 Upon or after the first anniversary of the Original Issuance Date but prior to the Maturity Date, at the Company’s option, the Company may redeem the Note in whole (but not in part) at a price equal to the sum of the Redemption Price and the Catch-up Amount. The Company may exercise the redemption right under this Section 3.2(b) by giving a notice in writing (such notice to be in the form of Exhibit 3 attached hereto (the “Pre-Maturity Redemption Notice”) to the Holder.

(c)                                  The Company shall deliver the Early Redemption Notice or Pre-Maturity Redemption Notice (as applicable) to the Holder at least one (1) month prior to the proposed redemption date set forth in such notice, which shall be an Interest Payment Date. The Company shall pay the Holder the Early Redemption Price or Redemption Price (as applicable) on the redemption date set forth in the Early Redemption Notice or Pre-Maturity Redemption Notice (as applicable). Sections 3.1(b) and 3.1(c) shall apply mutatis mutandis to such redemption by the Company.

3.3                               Exit Event.

(a)                                 Upon the occurrence of an Exit Event, at the Company’s election, the Company may redeem the Note in whole (but not in part) at a price equal to the Maturity Redemption Price (the “Exit Redemption Price”) by giving notice of such Exit Event in writing to the Holder on a date no later than thirty (30) days before the closing of the Exit Event (the “Exit Notice Date”), indicating the Company’s intention to redeem the Note (the “Exit Redemption Notice”).

(b)                                 The Company shall pay the Holder the Exit Redemption Price no later than 10 Business Days after the consummation of the Exit Event (the “Exit Event Payment Date”), provided that on the Exit Event Payment Date, the Holder shall surrender the Note to the Company at the principal corporate office of the Company, and thereupon the Exit Redemption Price shall be payable to the order of the Holder, and the Note shall be canceled and retired.

SECTION 4
CONVERSION

4.1                               Conversion of the Note. The Company shall provide the Holder with written notice no less than thirty (30) days prior to an Exit Event. Following receipt of such notice, and before the closing of the Exit Event, unless the Company has previously elected to redeem the Note in accordance with Section 3, the Holder shall have the right, but not an obligation, to convert all, but not less than all, of the then outstanding Principal Amount of this Note, subject to the terms and conditions of this Section 4, into such number of fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof) Conversion Shares as is equal to the quotient of (x) the outstanding Principal Amount of this Note that is to be converted, divided by (y) the then applicable Conversion Price, by delivering notice (a “Conversion Notice”) in writing to the Company at least ten (10) Business Days before the closing of the Exit Event. Within ten (10) Business Days after the closing of the Exit Event, the Company shall pay any accrued but unpaid interest up to the date of such conversion.

4.2                               Conversion Procedures. The Conversion Notice shall specify (a) that the Holder elects to convert the entire Note and (b) the name or names (with address) in which a certificate or certificates for Conversion Shares are to be issued. As soon as practicable after the delivery of the Conversion Notice, the Company shall deliver to the Holder certificate(s) representing the number of fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof) Conversion Shares calculated in accordance with Section 4.1, against which the Holder shall cause the Note to be delivered to the Company for cancellation.

4.3                               Fractional Shares. If the conversion of this Note would result in the issuance of any fractional share, the Company shall, in lieu of issuing any such fractional shares, issue a whole share subject to applicable laws. If more than one Note is surrendered for conversion at one time by the Holder, for purposes of determining whether any fractional shares would result from the conversion of the Notes, the number of full Conversion Shares and fractional shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of the Notes so surrendered for conversion.

4.4                               Availability of Shares. The Company covenants that it will at all times reserve for issuance the maximum number of Conversion Shares issuable upon conversion of this Note. The Company covenants that all Conversion Shares, when issued or delivered pursuant to Section 4.2 and in compliance with the provisions of the Company Charter Documents and the Companies Law of the Cayman Islands, be duly and validly issued and fully paid, free and clear of all Encumbrances.

4.5                               Adjustment of Conversion Price upon Dividend, Subdivision, Combination, Share Split, Recapitalization or Reclassification of Conversion Shares. In the event that the Company shall at any time or from time to time, prior to conversion of this Note (i) make a distribution of Series B Preferred Shares (other than a scrip dividend out of current year’s profits, in connection with which the holders of Shares have the right to elect to receive cash or Shares) by way of capitalization of profits or reserves (including any share premium account or capital redemption reserve fund), (ii) subdivide the outstanding Series B Preferred Shares into a larger number of shares, (iii) combine the outstanding Series B Preferred Shares into a smaller number of shares or (iv) issue any Ordinary Share Equivalents in a reclassification of the Series B Preferred, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the Holder shall be entitled to receive the number of Shares or other securities of the Company that the Holder would have held or been entitled to receive upon or by reason of the relevant event described above had this Note been converted immediately prior to the occurrence of such event or (if earlier) the record date for shareholders of the Company entitled to participate in such distribution. An adjustment made pursuant to this Section 4.5 shall become effective retroactively (x) in the case of any such distribution, to a date immediately following the close of business on the record date for the determination of holders of Series B Preferred Shares entitled to receive such distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

4.6                               Abandonment. If the Company shall set a record date for the determination of holders of Series B Preferred Shares entitled to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of setting such record date.

4.7                               Certificate as to Adjustments. Upon any adjustment in the Conversion Price (including an adjustment pursuant to Section 6.5 of the Convertible Note Purchase Agreement, if any), the Company shall within a reasonable period (not to exceed 20 Business Days) following any of the foregoing transactions deliver to the Holder a certificate, signed by a director of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Price then in effect following such adjustment.

4.8                               Reorganization, Reclassification. In case of any merger, amalgamation, arrangement or consolidation of the Company or any capital reorganization, reclassification or other change of outstanding Shares (each, a “Transaction”), the Company shall execute and deliver to the Holder at least 30 days prior to effecting such Transaction a certificate, signed by a director of the Company, stating that the rights of the Holder shall continue to be recognized and not prejudiced by the Transaction and appropriate provision shall be made therefor in the agreement, if any, relating to such Transaction. Where there is an adjustment to the Conversion Price, any certificate delivered pursuant to this Section 4.8 shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 4.5. The provisions of this Section 4.8 and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

4.9                               Legends. The Holder agrees to the imprinting, so long as required by law, of a legend on certificates representing all of the Holder’s Conversion Shares issuable upon conversion of this Note in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS.

PENGAI AESTHETIC MEDICAL GROUP (THE “COMPANY”) IS A COMPANY INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS, AND THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL NOT BE SOLD, ASSIGNED, TRANSFERRED, EXCHANGED, MORTGAGED, PLEDGED OR OTHERWISE DISPOSED OF OR ENCUMBERED WITHOUT COMPLIANCE WITH THE ARTICLES OF ASSOCIATION OF THE COMPANY AND THE SHAREHOLDERS’ AGREEMENT. COPIES OF THE ARTICLES OF ASSOCIATION OF THE COMPANY AND THE SHAREHOLDER AND NOTEHOLDER AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SHARES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE ARTICLES OF ASSOCIATION OF THE COMPANY AND THE SHAREHOLDER AND NOTEHOLDER AGREEMENT.

SECTION 5
COVENANTS

5.1                               Positive Covenants. The Company covenants to the Holder that, from the date hereof until all amounts owing under this Note have been paid in full or this Note has been redeemed or converted in full, the Company shall:

(a)                                 punctually pay the principal and/or any interest payable on this Note, and any other amount due and payable under this Note in the manner specified in this Note;

(b)                                 give written notice promptly to the Holder of any condition or event that constitutes an Event of Default (as defined below) or Potential Event of Default by delivering a certificate specifying the nature and period of existence of such condition, event or change and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition;

(c)                                  comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change; and

(d)                                 execute and deliver, or cause to be executed and delivered, upon the reasonable request of the Holder and at the Company’s expense, such additional documents, instruments and agreements as the Holder may reasonably determine to be necessary to carry out the provisions of this Note and the Convertible Note Purchase Agreement and the transactions and actions contemplated hereunder and thereunder.

SECTION 6
EVENTS OF DEFAULT

6.1                               Events of Default. The occurrence and continuance of any one or more of the following events shall constitute an “Event of Default”:

(a)                                 the Company shall fail to pay any amount which is payable under this Note, when due in accordance with the terms hereof and such non-payment is not remedied within 10 days after the relevant due date;

(b)                                 any representation, warranty, certification or statement made by or on behalf of any Group Company in this Note, the Convertible Note Purchase Agreement, or any other CN Basic Documents, or in any certificate, or other document delivered pursuant hereto or thereto, shall have been false in any material respect when made (a “Breach”) and, if capable of being remedied, has not been remedied within 30 days after being notified in writing of such Breach by the Holder; provided that such Breach has caused or is likely to cause a Material Adverse Change;

(c)                                  any Group Company, Founder or Founder Holdco shall commit any material default in the observance or performance of any other covenant, condition or agreement contained in any CN Basic Document (except for those set forth on Section 6.4(j) of the Convertible Note Purchase Agreement), and such default: (i) cannot be cured or (ii) can be cured but has continued for 30 days after being notified in writing of such default by the Holder;

(d)                                 any Group Company shall (i) default (but after expiration of any period of grace, if any, provided in the instrument or agreement under which such indebtedness was created) in making any payment of any principal of any indebtedness (including any other note) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created; or (iii) default in the observance or performance of any other material agreement, term, covenant or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, (x) the effect of which default is to cause, or to permit the holder or beneficiary of such indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such indebtedness to become due and payable prior to its stated maturity;

(e)                                  (i) any Group Company shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Company any case, proceeding or other action of a nature referred to in clause (i) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of 10 Business Days; or (iii) there shall be commenced against any Group Company or any shareholder of the Company (as applicable) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed, or bonded pending appeal, within 10 Business Days after the entry thereof; (iv) any Group Company shall (1) make a general assignment for the benefit of its creditors, or (2) shall admit its inability to pay its debts when they become due; or (v) there shall be any order, judgment or decree entered against any Group Company decreeing the dissolution or split up of any Group Company and such order shall remain undischarged or unstayed for a period in excess of 30 days, or any Group Company shall cease to carry on all or any substantial part of its business in the ordinary course.

6.2                               Notice by the Company. Upon the occurrence of an Event of Default, the Company shall give the Holder prompt notice of the occurrence of such Event of Default.

6.3                               Consequence of Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Holder may, by notice in writing to the Company declare this Note in whole, and all accrued interest thereon, to be immediately due and payable and require the Company to redeem this Note at a price equal to the aggregate of the Redemption Price and the Catch-up Amount (the “Default Amount”). Simultaneously with the payment of the Default Amount by the Company in accordance with the immediately preceding sentence, the Holder shall surrender the Note to the Company in the manner and at the place designated by the Company and thereupon the Default Amount shall be payable to the Holder, and the Note shall be canceled and retired. For the avoidance of doubt, following the payment in full by the Company of the Default Amount, then notwithstanding that this Note shall not have been surrendered, interest with respect to this Note shall cease to accrue after such payment, and all rights with respect to this Note shall forthwith terminate following such payment.

6.4                               Expenses. The Company will pay all costs and expenses (including without limitation fees and expenses of legal counsel) reasonably incurred by the Holder in connection with: (i) enforcing or defending (or determining whether or how to enforce or defend) any rights under this Note or any other CN Basic Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Note or any other CN Basic Documents, or by reason of being the holder of the Note; and (ii) the insolvency or bankruptcy of the Company or any work-out or restructuring of the transactions contemplated by this Note or any other CN Basic Documents.

SECTION 7
REGISTRATION AND TRANSFER OF NOTE

7.1                               Register. The Company shall keep at its principal office a register in which the Company shall provide for the registration and transfer of this Note, in which the Company shall record the name and address of the Holder and the name and address of each permitted transferee. The Holder shall notify the Company of any change of name or address and promptly after receiving such notification the Company shall record such information in such register.

7.2                               Transfer. Except for the transfer by the Holder of the Note and its rights, interest and duties hereunder to any Affiliate(s) of the Holder or any third party that is not a Competitor, this Note and all rights hereunder shall not be transferred by the Holder without the prior written consent of the Company.

7.3                               Replacement of Note. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note and

(a)                                 in the case of loss, theft or destruction, of indemnity from the Holder reasonably satisfactory to it, or

(b)                                 in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall within ten (10) Business Days execute and deliver to the Holder, in lieu thereof, a new Note, dated and bearing interest from the Original Issuance Date.

SECTION 8
DEFINITIONS

8.1                               Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings as ascribed to them in the Convertible Note Purchase Agreement. In this Note, unless the context otherwise requires the following words and expressions have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that directly or indirectly is Controlled by such natural person or is a Relative of such natural person. In the case of the Holder, the term “Affiliate” includes (v) any shareholder of the Holder, (w) any of such shareholder’s general partners or limited partners, (x) the fund manager managing such shareholder (and general partners, limited partners and officers thereof) and (y) trusts controlled by or for the benefit of any such individuals referred to in (v), (w) or (x).

“Business” has the meaning set forth in the Convertible Note Purchase Agreement.

“Business Day” has the meaning set forth in the Convertible Note Purchase Agreement.

“Control” of a Person means (a) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Competitor” means any Person that is listed on Schedule I or that is otherwise engaged in the Business via managing or operating at least two (2) aesthetic hospitals or clinics in the PRC, or in the case of any of the foregoing, any of their Affiliates. For the avoidance of doubt, any bona fide financial investor investing in the Business shall not be deemed as a Competitor.

“Conversion Price” means US$2.3292 per Share, subject to adjustment as provided in Section 4.4 and Section 4.8 hereof, provided that the Conversion Price shall not be less than the par value of each Conversion Share.

“Conversion Shares” means the Series B Preferred Shares.

“Early Redemption Price” means an amount equal to the outstanding Principal Amount of this Note being redeemed plus twelve (12)-month interest accrued thereon.

“Exchangeable Note Purchase Agreement” means the exchangeable note purchase agreement among the Holder, the Company, the Founders and the Founder Holdcos with respect to the issuance of certain exchangeable notes by the Founder Holdcos to the Holder, dated November 9, 2016.

“Exit Event” means (a) a Liquidation Event, or (b) an IPO.

“Founders” means, collectively, Zhou Pengwu (周鹏武), a Chinese citizen with ID number 360302195410010513, and Ding Wenting (丁文婷), a Chinese citizen with ID number 430302196503071529.

“Founder Holdcos” means, collectively, Seefar Global Holdings Limited, Jubilee Set Investments Limited and Pengai Hospital Management Corporation.

“Group” and “Group Companies” has the meaning set forth in the Convertible Note Purchase Agreement.

“IPO” means an initial public offering of Shares an internationally recognized stock exchange (e.g., Shanghai Stock Exchange, Shenzhen Stock Exchange (the main board), Hong Kong Stock Exchange, New York Stock Exchange, or NASDAQ) acceptable to the Holder and the Company.

“Liquidation Event” means (a) the liquidation, dissolution or winding-up of the Company; (b) the acquisition of the Company (whether by a sale of equity, merger or consolidation) in which in excess of 50% of the Company’s voting power outstanding before such transaction is transferred; or (c) the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries or the exclusive licensing of substantially all of the intellectual properties of the Company and its subsidiaries.

“Material Adverse Change” has the meaning set forth in the Convertible Note Purchase Agreement.

“Maturity Date” means the fourth (4th) anniversary of the Original Issuance Date.

“Ordinary Share Equivalent” means any security or obligation which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company, including this Note and any option, warrant or other subscription or purchase right with respect to Ordinary Shares or such other share capital.

“Original Issuance Date” means the date of this Note.

“Person” means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“PRC” means the People’s Republic of China and for the purpose of this Agreement shall exclude Hong Kong Special Administrative Region, Taiwan and the Macau Special Administrative Region.

“Redemption Price” means, with respect to any principal amount of the Note then outstanding and that is to be redeemed by the Company pursuant to Section 3, an amount equal to the outstanding Principal Amount plus accrued and unpaid interest thereon calculated in accordance with Section 1.1.

“Shares” means any shares of the Company.

“Series B Preferred Shares” means the redeemable Series B Preferred Shares of the Company, par value US$0.001 per share.

8.2                               Headings. Section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose.

8.3                               Reference to Documents. A reference to any Section or Exhibit is, unless otherwise specified, to such Section of or Exhibit to this Note. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Note as a whole and not to any particular Section hereof. A reference to any document (including this Note) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

SECTION 9
GOVERNING LAW; JURISDICTION

9.1                               GOVERNING LAW AND JURISDICTION. Any dispute or claim arising out of or in connection with or relating to this Note shall be settled in accordance with sections 12.1 and 12.2 (Governing Law and Dispute Resolution) of the Convertible Note Purchase Agreement.

SECTION 10
MISCELLANEOUS

10.1                        Notices. Each notice, demand or other communication given or made under this Note shall be in writing in English and delivered or sent to the Company or the Holder at its respective addresses or fax numbers specified in the Convertible Note Purchase Agreement (or such other address or fax number as the addressee has by five days’ prior written notice specified). Any notice, demand or other communication shall be delivered in person, sent by fax, mailed, first class, postage prepaid, or sent by commercial overnight courier service; provided that any notice, demand or other communication made by letter between countries shall be delivered by internationally recognized commercial courier service. Any notice, demand or other communication so addressed to the Company or the Holder, as the case may be, shall be deemed to have been delivered, (a) if delivered in person or by courier, when proof of delivery is obtained by the delivering party; (b) if sent by post within the same country, on the third Business Day following posting, and if sent by post to another country, on the seventh Business Day following posting; and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

10.2                        Waiver. The Company waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note. Unless otherwise provided herein, the Company agrees that no omission or delay by the Holder in exercising any right under this Note shall operate as a waiver, and the single or partial exercise of any such right or rights shall not preclude any other further exercise of such right or rights.

10.3                        Amendment. This Note may not be amended or modified except by a written agreement executed by the Company and the Holder.

10.4                        Language. This Note is drawn up in the English language. If this Note is translated into any language other than English, the English language text shall prevail.

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IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its officer or director thereunto duly authorized, on the date first above written.

Pengai Aesthetic Medical Group

By:	/s/ Zhou Pengwu
Name: ZHOU PENGWU (周鹏武)
Title: Director

[Signature Page to Convertible Note]

AGREED AND ACCEPTED:

Peak Asia Investment Holdings V Limited

By:	/s/ Ramanathan Subramanian Arunkumar
Name: Ramanathan Subramanian Arunkumar
Title: Director

[Signature Page to Convertible Note]

Schedule I

List of Competitors

[Names of Competitors]

EXHIBIT 1

FORM OF MATURITY REDEMPTION NOTICE

[date]

To:	Pengai Aesthetic Medical Group
[Address]

Re:

Maturity Redemption Notice in relation to the Convertible Note of Pengai Aesthetic Medical Group (the “Note”), dated as of [•], 2016 with an aggregate outstanding principal amount of US$[                ]. Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Note.

Dear Sirs:

We, the Holder, hereby deliver this Maturity Redemption Notice pursuant to Section 3.1(a) of the Note and hereby notify the Company of the exercise of the redemption right set forth in Section 3.1 of the Note to redeem all of the outstanding principal amount of the Note together with accrued and unpaid interest thereon for the Maturity Redemption Amount calculated pursuant to Section 3.1.

Aggregate outstanding Principal Amount to be redeemed: US$ [                ]

Aggregate accrued but unpaid Interest with respect to the Principal Amount to be redeemed: US$ [                    ]

Catch-up Amount with respect to the Principal Amount to be redeemed: US$ [                ]

Total Maturity Redemption Amount: US$ [                 ]

Please kindly transfer to us the Maturity Redemption Amount in accordance with the provisions of Section 3.1 of the Note.

Very truly yours,
[Holder]

By:
Name:
Title:

EXHIBIT 2

FORM OF EARLY REDEMPTION NOTICE

[date]

To:	Pengai Aesthetic Medical Group
[Address]

Re:

Early Redemption Notice in relation to the Convertible Note of Pengai Aesthetic Medical Group (the “Note”), dated as of [•], 2016 with an aggregate outstanding principal amount of US$[                ]. Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Note.

Dear Sirs:

We, the Holder, hereby deliver this Early Redemption Notice pursuant to Section 3.2(a) of the Note and hereby notify the Company of the exercise of the redemption right set forth in Section 3.2 of the Note to redeem all of the outstanding principal amount of the Note together with accrued and unpaid interest thereon for the Early Redemption Price calculated pursuant to Section 3.2(a).

Aggregate outstanding Principal Amount to be redeemed: US$ [                ]

Aggregate twelve (12)-month Interest with respect to the Principal Amount to be redeemed: US$ [                ]

Total Early Redemption Price: US$ [                ]

Please kindly transfer to us the Early Redemption Price in accordance with the provisions of Section 3.2 of the Note.

Very truly yours,
[Holder]

By:
Name:
Title:

EXHIBIT 3

FORM OF PRE-MATURITY REDEMPTION NOTICE

[date]

To:	Pengai Aesthetic Medical Group
[Address]

Re:

Pre-Maturity Redemption Notice in relation to the Convertible Note of Pengai Aesthetic Medical Group (the “Note”), dated as of [•], 2016 with an aggregate outstanding principal amount of US$[                ]. Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Note.

Dear Sirs:

We, the Holder, hereby deliver this Pre-Maturity Redemption Notice pursuant to Section 3.2(b) of the Note and hereby notify the Company of the exercise of the redemption right set forth in Section 3.2 of the Note to redeem all of the outstanding principal amount of the Note together with accrued and unpaid interest thereon for the Redemption Price calculated pursuant to Section 3.2(b).

Aggregate outstanding Principal Amount to be redeemed: US$ [                ]

Aggregate Interest with respect to the Principal Amount to be redeemed: US$ [                ]

Catch-up Amount: US$ [       ]

Total Redemption Price: US$ [                ]

Please kindly transfer to us the Redemption Price in accordance with the provisions of Section 3.2 of the Note.

Very truly yours,
[Holder]

By:
Name:
Title:

EXHIBIT 4

FORM OF CONVERSION NOTICE

[date]

To:	Pengai Aesthetic Medical Group
[Address]

Re:

Conversion Notice in relation to the Convertible Note of Pengai Aesthetic Medical Group (the “Note”), dated as of [•], 2016 with an aggregate outstanding principal amount of US$[                ]. Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Note.

Dear Sirs:

We, the Holder, hereby deliver this Conversion Notice pursuant to Section 4.2 of the Note and hereby notify the Company of the exercise of the conversion right set forth in Section 4.1 of the Note to convert all of the outstanding principal amount of the Note at the applicable Conversion Price.

Aggregate outstanding Principal Amount to be converted: US$ [                ]

Aggregate accrued but unpaid Interest with respect to the Principal Amount to be paid in cash: US$ [                ]

Applicable Conversion Price: US$[        ]

Total Series B Preferred Shares to be issued upon conversion: [                ] Series B Preferred Shares

This is a Conversion upon the occurrence of an Exit Event: Yes                  No

Please kindly issue to us such number of Series B Preferred Shares issuable upon conversion of the Note in accordance with this Conversion Notice and the provisions of Section 4.1 of the Note to the following entity(ies):

(1)	Name: [ ]
Address: [ ]
Number of Series B Preferred Shares to be issued: [ ]

(2)	[Repeat if necessary]

Very truly yours,
[Holder]

By:
Name:
Title: